Exhibit 10.1

HELIX WIND, CORP.
1848 Commercial Street
San Diego, California 92113

June 24, 2009

Strictly Confidential

Venco Power GmbH
Luisenburgweg 29
Doehlau Germany

Re:	Letter of Intent

Gentlemen:

This letter hereby sets forth our binding intent with respect to the proposed acquisition (the “Transaction”) by a wholly-owned subsidiary of Helix Wind, Corp., a Nevada corporation (“Helix”), of all the outstanding shares of Venco Power GmbH, a German company (“Venco”), from the shareholders of Venco listed on the signature page of this letter of intent (the “Venco Shareholders”) on the terms and conditions set forth in this letter of intent.

The proposed terms of the Transaction are as follows:

1.           Consideration.  The total purchase price for the shares of Venco shall be 2,800,000 Euros assuming 1 Euro is equal/above $1.35 and below $1.40. Payment shall consist of thirty three percent (33%) of the Purchase Price in cash EUROs and the balance in shares of common stock of Helix. Depending on the value of 1 EUR versus the US dollar (US$) then the purchase price shall be adjusted at closing according to “Table N”. The purchase price shall be payable in to the three Venco Shareholders on a pro rata basis based upon their respective percentages of share ownership as follows:

(i)
 (x) Of the Euros to be paid simultaneous with the consummation of the Transaction (the “Closing”), all debts shall be netted against the 33% of Purchase Price paid in Euros. The balance, if any, is to be paid by a 2-year note (the “Note”) which shall be paid as follows: (y) One Half of the balance due in Euros on the 12-month anniversary of the Closing, and (z) the second one half of the balance on the 24-month anniversary of the Closing. Matthias Pfalz and Reinhard Caliebe shall, within the term of the Note, assist as reasonably necessary in the filing in Germany of the contemplated patents for the 50kw unit Vertikon 50, also known as D15000. The Note shall be secured by all the assets of Venco and shall become null and void if Matthias Pfalz, and Reinhard Caliebe fail to so assist and cooperate in the filing of the foregoing patent applications after reasonable notice and request.

Helix will place in escrow 7.5% of gross sales of VENCO based turbines until the amount of the 3rd payment, as indicated in 1.(i)(z) above, is reached. The amount of such gross sales will be held in escrow by the bank and will be paid out at the end of 24 months following the Closing when the final payment under the Note is due.  The identity of the escrow agent and the bank for the deposit of the gross sales shall be reasonably acceptable to the Venco Shareholders.

Venco Power GmbH

The 2 payments due pursuant to the Note shall be adjusted based on the value of the Euro on the payment date thereof as follows:

”Table N”
if 1 Euro is below $1.19 then the deal value shall be deemed 3.00MM Euro and the cash payment adjusted accordingly;
if 1 Euro is equal/above $1.20 and below $1.25 then the deal value shall be deemed 2.95MM Euro;
if 1 Euro is equal/above $1.25 and below $ 1.30 then the deal value shall be 2.90MM Euro;
if 1 Euro is equal/above $1.30 and below $1.35 then the deal value shall be2.85MM Euro;
if 1 Euro is equal/above $1.35 and below $1.40 then the deal value shall be 2.80MM Euro; and
if 1 Euro is equal/above $1.40 Deal value = 2.75MM EUR.

The 12-month payment shall be reduced by the amount of any unpaid obligation of Venco existing as of the date of the consummation of the Transaction if certain representations to be specifically agreed upon in the Definitive Agreement described below (undisclosed liabilities, legal issues, employee payments, tax obligations, etc.) are breached, however if there are any liabilities not scheduled by Venco at closing, such liabilities will reduce the payment indicated in 1.(i)(y) above, up to a maximum defined at the Final Agreement after audit of the Venco books. The 24-month payment shall be contingent on (a) all manufacturing, trade secrets and other intellectual property rights of Venco being transferred to Helix; (b) the non-financial support and assistance of Matthias Pfalz and Michael Duwe, to the extent reasonably within their power and control as consultants to Helix, in establishing a manufacturing facility either in Germany, Thailand, China or the U.S and by a supplier, in the sole discretion and at the sole cost of Helix; (c) Reinhard Caliebe and Andreas Görke having committed no breach or default under the employment agreements as negotiated and agreed upon which would cause such employment agreements not to be in full force upon the date such payment is due; and (d) Matthias Pfalz and Michael Duwe having committed no breach or default under the consulting agreements as negotiated and agreed upon which would cause such consulting agreements not to be in full force upon the date such payment is due.

(ii)
 The number of shares of common stock of Helix (the “Shares”) to be issued to Venco shall be based on (y) 1,876,000  Euros times the weighted average conversion rate of the Euro 10 days prior to the date of Closing divided by (z) $2.00 (US).

The Shares shall be registered in the next registration statement filed by Helix in August 2009 and shall be subject to a 2-year lock-up - during the first year no sales or transfers of any Shares and during the second year after Closing can sell no more than 8.5% of the total number of Shares per month.

The Venco Shareholders shall also be granted a put option to be exercised at any time within 2 years after Closing to sell the Shares to Helix at $2.00 per Share, provided, however, that during the 2nd year after Closing if the volume weighted average for 90 days of the common stock of Helix is $3 or more with no less than 50,000 shares per day, the put shall expire. If by the end of the 2nd year the put has not expired, the holder has the option, but not the obligation, to put the Shares it still holds to Helix for $2 per Share.

Venco Power GmbH

2.           Definitive Agreement; Closing.  Consummation of the Transaction as contemplated hereby will be subject to the negotiation and execution of a mutually satisfactory definitive share purchase agreement (the “Definitive Agreement”), setting forth the specific terms and conditions of the Transaction.  If the Definitive Agreement fails to be entered into by the parties for any reason whatsoever, this letter of intent shall, except for any provisions which expressly survive the termination of this letter of intent, become null and void and of no further force or effect upon the exercise by either of the parties hereto of the termination rights provided for in Section 6 of this letter of intent below.  The execution of the Definitive Agreement by both parties is subject to approval by all the shareholders of Venco and the respective board of directors of both companies and the completion by Helix of a satisfactory review of the legal, financial and business condition and prospects of Venco.  The parties will use their reasonable best efforts to negotiate in good faith the Definitive Agreement, which will contain, among other standard terms and conditions, representations, warranties, covenants, indemnities and other provisions customary in transactions of this nature, including without limitation, representations and warranties as to the condition of the title held to the assets of Venco, the financial information of Venco, the payment of taxes and contingent liabilities by Venco and arrangements with the existing suppliers of Venco to manufacture the Venco products in Germany at fixed COGS for at least 12-months after Closing. The fixed COGS shall be as follows, subject to a maximum 10% variance for each item listed below:

D1: 2,625 EURO including minipole, brake and battery charger
D361: 3,940 EURO including minipole and brake, no inverter
D15000: 120,000 EURO including 35m tower and inverter (subject to modifications. Final COGS for this platform due July 21). Different pricing options are being developed for smaller Rated Capacity units.
Crate for D1: 90 EURO (150kg)
Crate for D361: 150 EURO (230 kg including weight of Windy Boy inverter)

The Closing shall occur when, among other conditions to be contained in the Definitive Agreement, (a) 2 year employment agreements with Reinhard Caliebe and Andreas Gorke are executed and delivered; (b) consulting agreements with Matthias Pfalz and Michael Duwe containing non-compete provisions are executed and delivered; (c) any necessary third-party consents shall be obtained prior to consummation of the Transaction, including but not limited to any consents required to be obtained from Venco lenders, creditors and vendors, (d) Helix shall have consummated its capital raise in the minimum amount of $5,000,000, (e) Helix shall be reasonably satisfied with the accounting treatment of the Transaction for accounting and financial statement purposes, including without limitation, the receipt of audited financial statements of Venco in accordance with applicable rules of the Securities and Exchange Commission, and (f) the Venco Shareholders shall be reasonably satisfied with the accounting treatment of the Transaction for tax accounting purposes. The non-compete provisions which are included in the employment agreements and the consulting agreements referred to herein shall terminate and have no further force and effect if Helix either files or is forced into bankruptcy.

After the Closing, all new obligations and liabilities of the business of Venco moving forward shall, subject to the approval by Helix, be the responsibility and obligation of Helix.

Venco Power GmbH

3.           Conduct of Business.  Prior to the execution of a Definitive Agreement and the closing of the Transaction, Venco will conduct its operations in the ordinary course consistent with past practice and will not issue any capital stock, warrants, options or other rights or commitments of any character to subscribe for purchase from Venco, or obligate Venco to issue, any equity interests of any class or any securities convertible into or exchangeable for such interests, nor will Venco make any distributions, dividends or other payments to any affiliate or shareholders.

4.           Public Announcements.  Neither Venco nor its officers, directors, employees, shareholders, agents, representatives or affiliates will make any public disclosure concerning the matters set forth in this letter of intent or the negotiation of the proposed Transaction without the prior written consent of Helix. Correspondingly, neither Helix nor its officers, directors, employees, shareholders, agents, representatives or affiliates will make any public disclosure concerning the matters set forth in this letter of intent or the negotiation of the proposed Transaction without the prior written consent of the Venco Shareholders. If and when such either such party desires to make such public disclosure, after receiving such prior written consent from the non-dsclosing party hereto, the disclosing party will give the non-disclosing party an opportunity to review and comment on any such disclosure in advance of its release.  Notwithstanding the above, to the extent that either party is advised by counsel that disclosure of the matters set forth in this letter of intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing party will provide the other party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

5.           Exclusivity.  In consideration hereof and the mutual covenants and agreements contained herein, until the earlier of the closing of the Transaction or termination of this letter of intent in accordance with its terms, Venco, its officers, directors, employees, shareholders and other representatives will not, and will not permit any of their respective affiliates to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Transaction or any transaction involving the transfer of a significant or controlling interest in the assets or capital stock of Venco, including, but not limited to, a merger, acquisition, strategic investment or similar transaction (“Acquisition Proposal”). Venco and its officers or their respective affiliates will immediately notify Helix of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide Helix with copies of any such notice inquiry or proposal.

6.           Termination.  This letter of intent may be terminated by Helix or Venco at any time without cost or liability if the Definitive Agreement is not executed within 90 days after the execution and delivery of this letter for any reason whatsoever, including any possible delay caused by required compliance with applicable antitrust provisions.

If there is no Closing, the obligations and rights of the parties pursuant to the Distribution Agreement currently existing between Helix and Venco shall remain in full force and effect in accordance with the terms thereof and neither Helix nor Venco shall manufacture any Venco or Helix products for its own account or make any use of any technology, trade secrets or other intellectual property which either such party has gained access to or become aware of as the result of the Transaction contemplated hereunder.

7.           No Brokers.   Each party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the execution of this letter of intent, and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

Venco Power GmbH

8.           Expenses.  Each of the parties will be responsible for its own expenses in connection with the Transaction, including fees and expenses of legal, accounting and financial advisors, provided, however, that if Helix terminates this letter of intent or the Definitive Agreement for any reason other than the breach or default of the Venco Shareholders, Helix shall be required to reimburse the Venco Shareholders promptly upon demand for verifiable itemized expenses incurred by the Venco Shareholders in connection with or arising from this Transaction, up to a cumulative total of 3,000 Euros, upon submission of proper invoices by the Venco Shareholders to Helix.  The foregoing provision shall be deemed to expressly survive the termination of this letter of intent and  the termination of the Definitive Agreement.

9.           Choice of Law; Mediation.  This letter of intent shall be governed by and construed in accordance with the internal substantive laws of the United Kingdom. If there is any dispute between the parties regarding the terms of this letter of intent which, after attempting in good faith to resolve the issue between themselves remains unresolved, each party shall select a person and the two selected persons shall mutually select a third person. Said three persons shall determine the outcome of the dispute.

10.           Compliance with the Securities Laws.  Venco acknowledges that it and its officers, directors, shareholders and employees and other representatives may, in connection with their consideration of the proposed Transaction, come into possession of material non-public information about Helix.  Accordingly, Venco will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities of Helix while in possession of any such material, non-public information.

Helix acknowledges that it and its officers, directors, shareholders and employees and other representatives may, in connection with their consideration of the proposed Transaction, come into possession of material non-public information about Venco.  Accordingly, Helix will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities of Venco while in possession of any such material, non-public information.

Venco Power GmbH

11.           Counterparts.  This letter of intent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Fax copies of signatures shall be treated as originals for all purposes.

Very truly yours,

HELIX WIND, CORP.

By: /s/ Ian Gardner
Name: Ian Gardner
Title: CEO

Agreed and Accepted:

Shareholders VENCO Power GmbH

By: /s/ Dr. Matthias Pfalz
Name: Dr. Matthias Pfalz
Title: CEO
Fiber-Tech Products GmbH, Shareholder

By: /s/ Andreas Görke
Name: Andreas Görke
Title: CEO
Weser Anlagentechnik Beteiligungs GmbH

By: /s/ Reinhard Caliebe
Name: Reinhard Caliebe
Title: CEO
CLANA Power Systems GmbH